EXHIBIT 23.1

                          CONSENT OF ERNST & YOUNG LLP
                              INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4, No. 333- ) and related Prospectus-Proxy Statement of HEALTHSOUTH Corporation and The Company Doctor and to the incorporation by reference therein of our report dated February 25, 1998, except for Note 14, as to which the date is March 20, 1998, with respect to the consolidated financial statements and schedule of HEALTHSOUTH Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.

                                              ERNST & YOUNG, LLP

Birmingham, Alabama
May 14, 1998